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LORAL LOGO

          600 Third Avenue
         New York, NY 10016

                                                                   NEWS
                                                           FOR IMMEDIATE RELEASE

                                                          Contact: Tony Doumlele
                                                                  (212) 338-5214



               LORAL EXTENDS EXPIRATION DATE OF OFFERS TO EXCHANGE
                      SHARES OF 6% SERIES C AND 6% SERIES D
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK

       CITES NEED TO PROVIDE SHAREHOLDERS WITH OPPORTUNITY TO REVIEW 10-K


NEW YORK -- April 3, 2001-- In order to provide preferred shareholders an opportunity to review the information contained in Loral's Annual Report on Form 10-K filed yesterday with the SEC, and to meet the company's disclosure requirements, Loral Space & Communications (NYSE: LOR) today announced the extension of the expiration date of its exchange offers for shares of the company's 6% Series C Convertible Redeemable Preferred Stock due 2006 and for its 6% Series D Convertible Redeemable Preferred Stock due 2007. The exchange offers, which were scheduled to expire at 5:00 p.m., New York City time, on Thursday, April 5, 2001, have been extended until 5:00 p.m., New York City time, on Monday, April 9, 2001.


No other terms of the offers were changed. The Form 10-K is incorporated by reference in the exchange offer documents.

As of April 2, 2001, 579,419 and 155,950 shares of the Series C and the Series D Preferred Stock, respectively, had been tendered.

Series C and D shareholders who wish to participate in the exchange offers should contact the company's information agent, MacKenzie Partners, Inc., at 212-929-5500 or 1-800-322-2885. The Bank of New York, the exchange agent for the offers, will effect exchanges.

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